UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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SJW Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SJW CORP.

Notice of Annual Meeting of Shareholders
To Be Held On April 26, 2007

To Our Shareholders:

Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Thursday, April 26, 2007 at 10:00 AM Pacific Time at the offices of SJW Corp., 374 West Santa Clara Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.                 To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.                 To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2007; and

3.                 To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on Monday, March 5, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting Procedure” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.

BY ORDER OF THE BOARD OF DIRECTORS
W. Richard Roth
President and Chief Executive Officer

San Jose, California

March 9, 2007

i

SJW CORP.
374 West Santa Clara Street
San Jose, California 95113

Proxy Statement for the 2007 Annual Meeting of Shareholders
To Be Held on April 26, 2007

The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation (“SJW Corp.” or the “Corporation”), for use at SJW Corp.’s annual meeting of shareholders to be held on April 26, 2007 at 10:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the offices of the Corporation, 374 West Santa Clara Street, San Jose, California.

These proxy solicitation materials are being mailed on or about March 21, 2007 to all shareholders entitled to notice of and to vote at the annual meeting of shareholders. SJW Corp.’s 2006 Annual Report, which includes its Form 10-K for the year ended December 31, 2006, accompanies these proxy solicitation materials.

PURPOSE OF MEETING

The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.                 To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.                 To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2007; and

3.                 To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors asks for your proxy for each of the foregoing proposals.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record on March 5, 2007, the record date, will be entitled to notice of and to vote at the annual meeting. As of the close of business on March 5, 2007 there were 18,311,741 shares of common stock issued and outstanding.

Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors when shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. We will have eight directors effective as of the annual meeting so you have a total of 8 x 100 = 800 votes. You could give all 800 votes to one nominee, or 400 votes to each of two nominees, or 100 votes to each of eight nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless (1) the candidate(s) has been placed in nomination prior to the voting and (2) the shareholder has given written notice at the meeting prior to any voting that the shareholder intends to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The eight nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required

A majority of the Corporation’s outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum. Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business.

In the election of directors, the eight director nominees receiving the highest number of affirmative votes will be elected (Proposal 1). The ratification of the appointment of the independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting, provided that such affirmative vote must also equal at least a majority of the shares required to constitute a quorum. For purpose of Proposal 2, abstentions and broker non-votes can have the effect of preventing approval of the proposal where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum.

Voting Procedure

Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 25, 2007. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1 and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 2 and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•       delivering written notice of revocation to the Corporate Secretary at SJW Corp., 374 West Santa Clara Street, San Jose, California 95113;

•       submitting a later dated proxy; or

•       attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Proxy Solicitation Costs

The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or commercial mail and may also be made by telephone, telegraph, facsimile or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Eight directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.

Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the eight nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, a wholly owned subsidiary. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that four of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX Water, Inc., a 95% majority-owned subsidiary, for a concurrent term.

In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.

The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since	Position with the Corporation	Committee Membership
Mark L. Cali	41	1992	Director	Executive Compensation Committee (Chair) Nominating & Governance Committee
J. Philip DiNapoli	67	1989	Director	Audit Committee Real Estate Committee
Douglas R. King	64	2003	Director	Audit Committee (Chair) Nominating & Governance Committee
George E. Moss	75	1985	Director	Executive Committee Executive Compensation Committee
W. Richard Roth	54	1994	President, Chief Executive Officer and Director	Executive Committee Real Estate Committee
Charles J. Toeniskoetter	62	1991	Director	Nominating & Governance Committee (Chair) Real Estate Committee
Frederick R. Ulrich, Jr.	63	2001	Director	Audit Committee Executive Compensation Committee
Robert A. Van Valer	57	2006	Director	Nominating & Governance Committee

Business Experience of Nominees

Mark L. Cali,   Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker’s license and is Vice-President of Arioto-Cali Properties.

J. Philip DiNapoli,   Attorney at Law and President of JP DiNapoli Companies Inc. (real estate development and investment company). He currently serves as a director of Focus Business Bank. He is former Chairman of Comerica California Inc. and served as a director of Comerica, Inc. (bank holding company) until 2006. He also served as Chairman of Citation Insurance Company (workers’ compensation specialty carrier) until 1996.

Douglas R. King,   Retired as an audit partner of Ernst & Young, LLP in 2002. Mr. King began his career at Ernst & Young in Tulsa, Oklahoma in 1970. During his career he was the audit partner on large, complex public registrants and managed Ernst & Young’s San Francisco office. He also serves as a director of Fuel Systems Solutions, Inc. and Marvell Technology Group Ltd. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.

George E. Moss,   Vice Chairman of the Board of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1984. Mr. Moss was formerly President of the Roscoe Moss Company (holding company) until 1984.

W. Richard Roth,   President and Chief Executive Officer of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX Water, Inc. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.

Charles J. Toeniskoetter,   Chairman of TBI Construction and Construction Management, Inc. since 2004, and Chairman of Toeniskoetter & Breeding, Inc. Development (a real estate development company) since 1983. He also serves as a director of Redwood Trust, Inc. (real estate investment trust) and Heritage Commerce Corp. (bank holding company).

Frederick R. Ulrich, Jr.,   Retired. Mr. Ulrich graduated from West Point and the Harvard Business School. From 1972 to 1982 he was a member of the corporate finance departments of Morgan Stanley & Co. and Warburg Paribas Becker. From 1982 through 2001, Mr. Ulrich was a consultant to corporations regarding mergers and acquisitions and an equity investor in leveraged buyouts.

Robert A. Van Valer,   President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer is responsible for all manufacturing, sales and marketing, financial, and administrative functions.

Business Experience of Other Current Director

Drew Gibson,   Principal of Gibson Speno, LLC (real estate development and investment company) between 2000 and 2002, and director of Preferred Community Management, Inc. (real estate management company) since 2002. He has also been a director of Celluphone, Inc. (Los Angeles-based cellular agent) since 1991. Mr. Gibson has decided not to stand for re-election at the annual meeting.

No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp., San Jose Water Company, SJW Land Company, and SJWTX Water, Inc. are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.

Independent Directors

The Board of Directors has affirmatively determined that each of its current directors, other than W. Richard Roth, SJW Corp.’s Chief Executive Officer and President, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.

In connection with its determination of independence for Charles J. Toeniskoetter, the Board of Directors reviewed Mr. Toeniskoetter’s relationship with the Corporation through 444 West Santa Clara Street, L.P. In 1999, SJW Land Company and TBI-444 West Santa Clara Street, L.P. (“TBI-444”) formed 444 West Santa Clara Street, L.P., a California limited partnership (the “Partnership”). TBI-444 is the general partner with a 30% interest in the Partnership and SJW Land Company is a limited partner with a 70% interest in the Partnership. Mr. Toeniskoetter is a limited partner in TBI-444 with a 32.3% interest and Toeniskoetter & Breeding, Inc. Development (“TBI Development”) is the general partner with a 5% interest in TBI-444. Mr. Toeniskoetter is the Chairman and has a 51% interest in TBI Development. The Board of Directors has concluded that the relationship is not a material relationship and therefore does not preclude Mr. Toeniskoetter from being independent based on the following considerations. SJW Land Company’s role in the Partnership is as a limited partner. SJW Land Company received its limited partnership interest in exchange for an in-kind contribution of raw land to the Partnership in connection with its formation in 1999. The Corporation’s objective in forming the Partnership was to convert raw land through the skills of the principals of the general partner, including Mr. Toeniskoetter. The Corporation does not have operational control over the Partnership, is not subject to any recourse for the indebtedness of the Partnership, and is not liable for any other obligations of the Partnership. In addition, the cash distribution payments made by the Partnership to the general partner, TBI-444, an entity controlled by Mr. Toeniskoetter, are made solely out of the net income of the Partnership. These amounted to approximately $60,000 in 2005, $61,200 in 2006 and future annual payments are expected to remain consistent with the payments in 2006, amounts which are not significant to Mr. Toeniskoetter’s annual personal income or his development and property management business. Consequently, the Board of Directors believes that Mr. Toeniskoetter is not subject to undue influence with respect to the Partnership, or in his capacity as a director, by the Board of Directors, or management of the Corporation.

In connection with the determination of independence for George E. Moss and Robert A. Van Valer, the Board of Directors considered the Corporation’s relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Vice Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. There were no sales by Roscoe Moss Manufacturing Company to SJW Corp. in 2004 and 2005. In 2006, Roscoe Moss Manufacturing Company sold water well casing and a Rossum Sand Tester to San Jose Water Company, the Corporation’s wholly owned subsidiary, for an aggregate price of $5,333. In addition, in 2006 Roscoe Moss Manufacturing Company sold well casing and screen for two water wells with an aggregate price of $397,873.03 to a contractor for use in a San Jose Water Company well replacement construction project. The Board of Directors concluded that the Corporation’s relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Messrs. Moss and Van Valer in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and to a contractor for use in a San Jose Water Company construction project was less than 1% of Roscoe Moss Manufacturing Company’s gross revenues in 2006 and the Board of Directors expects that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will remain less than 1% of its revenue in future years.

The Board of Directors has determined that the members of the Audit Committee also meet the additional independence criteria promulgated by the New York Stock Exchange for audit committee membership.

Board Committees

The Board of Directors has a standing Audit Committee, an Executive Committee, an Executive Compensation Committee, a Nominating & Governance Committee, and a Real Estate Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation’s compliance with legal and regulatory requirements, the Corporation’s systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation’s accounting and financial reporting processes generally. Messrs. King, Ulrich and DiNapoli are the Audit Committee members. The Board of Directors has determined that Mr. King is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. Mr. King is “independent,” as independence for audit committee members is defined in the listing standards of the New York Stock Exchange. The Audit Committee held nine meetings during fiscal year 2006. The Audit Committee charter may be found at the Corporation’s website at www.sjwater.com or may be obtained by mailing a request for a copy to the Corporate Secretary of the Corporation at the above address.

Executive Committee

The Executive Committee assists the Board of Directors in its oversight of the Corporation by exercising the authority of the Board of Directors to the extent permitted by law and by the Corporation’s By-Laws under those circumstances where (1) action is required at a time when it would not be practical to convene a meeting of the full Board or (2) the matter to be acted upon is sufficiently routine as to not warrant a meeting of the full Board. Messrs. Gibson, Roth and Moss are the members of the Executive Committee. The Executive Committee had no meetings during fiscal year 2006.

Executive Compensation Committee

The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation’s executive officers and other key employees, and administers all employee benefit plans, including the Corporation’s Long-Term Incentive Plan and any other equity incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation’s executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board appropriate director compensation programs.

Messrs. Cali, Gibson, Moss, and Ulrich are the Executive Compensation Committee members. The Executive Compensation Committee held four meetings during fiscal year 2006. The Executive Compensation Committee has a charter, a copy of which may be found at the Corporation’s website at www.sjwater.com. Such charter may also be obtained by mailing a request for a copy to the Corporate Secretary of the Corporation at the above address.

Nominating & Governance Committee

The Nominating & Governance Committee is charged by the Board with reviewing and proposing changes to the Corporation’s corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Toeniskoetter, Cali, Gibson, King, and Van Valer are the Nominating & Governance Committee members. The Board has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2006. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation’s website at www.sjwater.com, or may be obtained by mailing a request for a copy to the Corporate Secretary of the Corporation at the above address.

On October 28, 2004, the Board of Directors approved the “Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors” (the “Policies and Procedures”). Such Policies and Procedures were amended effective October 26, 2006. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation’s website at www.sjwater.com, and can also be obtained by mailing a request for a copy to the Corporate Secretary of the Corporation at the above address.

The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the Committee for a position on the Corporation’s Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation’s directors to possess in order to fill the Board, committee chairman and other positions and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation’s goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board evaluate and update the criteria at their discretion, and compliance with some or all of the criteria alone does not confer the right to further consideration of a candidate.

The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 374 West Santa Clara Street, San Jose, California 95113, of a completed “Shareholder Recommendation of Candidate for Director” form which can be found at the Corporation’s website at www.sjwater.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting. See the section titled “Shareholder Proposals” on page 39 of this proxy statement for further information regarding shareholder nominations.

Real Estate Committee

The Real Estate Committee is charged with review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. The Real Estate Committee held eight meetings during fiscal year 2006.

Communications with the Board

Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 374 West Santa Clara Street, San Jose, California 95113. The Board relies upon the Corporate Secretary to forward written questions or comments to named directors or committees, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President or Chairman, as appropriate.

Interested parties may make their concerns known to non-management directors on a confidential and anonymous basis by calling the Corporation’s toll free hotline. The toll-free hotline is 1-888-883-1499.

Code of Ethical Business Conduct

The Corporation has adopted a Code of Ethical Business Conduct (the “Code”) that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation’s website at www.sjwater.com or may be obtained by mailing a request for a copy to the Corporate Secretary of the Corporation at the above address.

Board Meetings

During 2006 there were four regular meetings and two special meetings of the Board of Directors of SJW Corp. Each director attended or participated in 75% or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2006 fiscal year. Mr. Gibson was chosen to preside at all executive sessions of the non-management directors.

Although the Corporation does not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of shareholders, directors are encouraged to attend the annual meeting of shareholders. All of the directors of SJW Corp. attended the 2006 annual meeting of shareholders.

Compensation of Directors

The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors for the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings		All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)
Mark L. Cali	$55,083	$19,434	(4)	—	—	—		—	$74,517
J. Philip DiNapoli	$28,500	$46,434	(3)(4)	—	—	—		—	$74,934
Drew Gibson	$78,583	$46,434	(3)(4)	—	—	—		—	$125,017
Douglas R. King	$42,000	$27,000	(3)	—	—	$27,000	(5)	—	$96,000
George E. Moss	$17,500	$46,434	(3)(4)	—	—	—		—	$63,934
Charles J. Toeniskoetter	$56,500	$19,434	(4)	—	—	—		—	$75,934
Frederick R. Ulrich, Jr.	$49,000	—		—	—	$27,000	(5)	—	$76,000
Robert A. Van Valer	$32,583	—		—	—	—		—	$32,583

(1)           Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX Water, Inc. For further information concerning such fees, see the section below entitled “Directors Annual Retainer and Meeting Fees.”

(2)           As of December 31, 2006, the following non-employee directors held deferred share awards covering the following number of shares of SJW Corp’s common stock: Mr. Cali, 20,186 shares; Mr. DiNapoli, 25,486 shares; Mr. Gibson, 25,486 shares; Mr. King, 5,300 shares; Mr. Moss, 25,486 shares; Mr. Toeniskoetter, 20,186 shares; Mr. Ulrich, 0 shares; and Mr. Van Valer, 0 shares. The deferred shares are attributable to each director’s participation in the Deferral Election Program and/or the Deferred Restricted Stock Program in effect under the Corporation’s Long-Term Incentive Plan. For further information concerning the Deferred Restricted Stock Program, see the section below entitled “Long-Term Incentive Plan—Deferred Restricted Stock Program.” The deferred shares also contain dividend equivalent rights pursuant to which the phantom dividends accumulated on those shares are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled “Dividend Equivalent Rights.” Such dividend equivalent rights were factored into the grant date value of the deferred shares determined for financial accounting purposes. Pursuant to those dividend equivalent rights, the following additional deferred shares were credited to the directors on January 2, 2007: Mr. Cali was credited with 396 shares; Mr. DiNapoli was credited with 500 shares; Mr. Gibson was credited with 500 shares; Mr. King was credited with 104 shares; Mr. Moss was credited with 500 shares; and Mr. Toeniskoetter was credited with 396 shares. At the time of such credit, the fair market value per share of the Corporation’s common stock was $38.76.

(3)           To the extent a director has elected to defer his retainer fees under the Deferral Election Program in effect under the Corporation’s Long-Term Incentive Plan, those fees are not reported under column (b). Instead, the FAS 123(R) grant date value of the deferred shares into which those fees have been converted are reported in this column (c). Messrs. DiNapoli, King, Gibson, and Moss each elected to defer 100% of their 2006 annual retainer fees in the amount of $27,000 and in return they each received a deferred stock award covering 4,744 shares of the Corporation’s common stock. The deferred shares were fully vested as of December 31, 2006. For further information concerning the Deferral Election Program, see the section below entitled “Long-Term Incentive Plan — Deferral Election Program for Non-Employee Board Members.’’

(4)           Represents FAS 123(R) expense of $19,434 for each of Messrs. Cali, DiNapoli, Gibson, Toeniskoetter, and Moss recognized in 2006, relating to the deferred stock awards which were issued in 2003 in conversion of pension benefits.

(5)           Attributable to their participation in the Director Pension Plan. For further information concerning this plan, see the section below entitled “Director Pension Plan.”

Directors Annual Retainer and Meeting Fees

SJW Corp., San Jose Water Company, SJW Land Company, and SJWTX Water, Inc. pay each of their Board members who are not otherwise employed by SJW Corp. or any of its subsidiaries (“non-employee directors”) annual retainers of $6,000, $16,000, $5,000 and $5,000, respectively.

The per meeting fees payable to the Chairman of the Board of SJW Corp., San Jose Water Company, SJW Land Company, and SJWTX Water, Inc. are $5,000, $5,000, $2,500 and $2,500, respectively, for each Board meeting attended in person. The meeting fees are the same for attending Board and Committee meetings held telephonically.

The per meeting fees payable to the Chairman of SJW Corp.’s Audit Committee and the Chairman of the other SJW Corp. Board Committees are $3,000 and $2,000, respectively, for each Committee meeting attended in person. The meeting fees are the same for attending Board and Committee meetings held telephonically.

All other non-employee directors of SJW Corp. and San Jose Water Company are paid $1,000 for each Board or Committee meeting attended in person, and all other non-employee directors of SJW Land Company and SJWTX Water, Inc. are paid $500 for each Board meeting attended in person. The meeting fees are the same for attending Board and Committee meetings held telephonically.

In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee set forth above in this section for the first meeting attended by telephone in a calendar year and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.

Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.’s Executive Compensation Committee and ratified by the Board for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, or SJWTX Water, Inc.

Mr. Moss has elected not to receive any retainer or meeting fees earned for his service as a non-employee director in the 2007 fiscal year.

Long-Term Incentive Plan

Non-employee directors are currently eligible to participate in two special programs implemented for them under SJW Corp.’s Long-Term Incentive Plan, as amended (“Incentive Plan” or “LTIP”), and will also be eligible to participate in any other programs now or hereafter established under such plan. The two programs currently in effect for the non-employee directors may be summarized as follows:

•       Deferral Election Program for Non-Employee Board Members

Pursuant to the Corporation’s Deferral Election Program for non-employee Board Members (the “Deferral Election Program”), each non-employee director has the opportunity to defer either 50% or 100% of his or her annual Board retainer fee in the form of a deferred stock award. However, the non-employee Board members of SJW Corp. who were also on the Board of SJWTX Water, Inc. did not have the opportunity to defer the retainer fees earned for service on the Board of SJWTX Water, Inc. during 2006. Additionally, each non-employee director may also defer 100% of his or her fees for attending pre-scheduled Committee and Board meetings, starting with the 2007 calendar year. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned. The deferred fees will be converted into deferred shares on the first business day in January of the calendar year to which those fees relate by dividing the deferred fees by the fair market value per share of the Corporation’s common stock on the immediately preceding business day. The deferred shares will vest in 12 equal monthly installments over the director’s period of continued Board service during the year to which the deferred fees relate. To the extent vested, the deferred shares will be paid in shares of the Corporation’s common stock under the LTIP upon the director’s termination of Board service. The shares may be issued either in a single lump or in annual installments, as elected by the director in his or her deferral election related to that award.

Messrs. DiNapoli, Gibson, King, and Moss each elected to defer 100% of their 2006 annual retainer fees in return for deferred restricted stock awards covering 1,186 shares each for a total of 4,744 shares of SJW Corp.’s common stock.

•       Directors Deferred Restricted Stock Program

Pursuant to the Corporation’s Deferred Restricted Stock Program (the “Deferred Stock Program”), each non-employee director who commences Board service on or after April 29, 2003 will be granted (i) a deferred stock award on the first business day of January next following his or her completion of at least six months of service as a Board member, and (ii) annual grants of deferred stock on the first business day of January in each of the next nine succeeding calendar years, provided he or she remains a non-employee member of the Board through such date. The number of shares of the Corporation’s common stock underlying each annual deferred stock award will be determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the board of directors of the Corporation’s subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation’s common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP upon the director’s termination of Board service. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program. Because each of the individuals who served as non-employee directors during the 2006 fiscal year commenced such service either before April 29, 2003 or during the 2006 calendar year, no awards were made under the Deferred Stock Program during 2006. However, a deferred stock award was made to Mr. Van Valer on January 2, 2007, covering 826 shares with an aggregate fair market value of $32,015.76 on that date.

Each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to irrevocably elect to convert his or her accumulated benefit under that plan into a deferred stock award under the Deferred Stock Program. The accumulated benefit of each director who made such an election was converted, on September 2, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation’s common stock on such date. The award vested in 36 monthly installments over the director’s period of continued Board service measured from the conversion date.

In accordance with the foregoing, Messrs. Cali, DiNapoli, Gibson, Moss, and Toeniskoetter elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Stock Program. As a result, Messrs. Cali, DiNapoli, Gibson, Moss, and Toeniskoetter each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation’s common stock, based on a fair market value per share of $14.20 on the September 2, 2003 conversion date.

Director Pension Plan

Messrs. Ulrich and King continue to participate in the Director Pension Plan. Under such plan, Messrs. Ulrich and King will each receive a series of annual cash payments following their cessation of service as a director. The annual payment will be equal to the aggregate annual cash retainer fee payable for service on the SJW Corp. Board and the board of its affiliated companies which is in effect per director at the time of the participant’s cessation of Board service and will be paid to the participant or his estate, for the number of years the participant served on the SJW Corp. Board, up to a maximum of 10 years. As of December 31, 2006, Mr. Ulrich had five full years of Board service and Mr. King had three full years of Board service. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.

Dividend Equivalent Rights

Dividend Equivalent Rights (“DERs”) are part of the deferred restricted stock awards made to the non-employee directors under the Deferral Election and Deferred Stock Programs. Pursuant to those DERs, each non-employee director’s deferred stock account under each program will be credited, each time a dividend is paid on the Corporation’s common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January of each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation’s common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable and will be paid out upon the director’s termination of Board service. Such shares may be issued, either in a single lump sum or in up to 10 annual installments, as elected by the director.

On January 2, 2007, the following non-employee Board members were credited with additional shares of deferred restricted stock pursuant to their DERs: Mr. Cali, 396 shares; Mr. DiNapoli, 500 shares; Mr. Gibson, 500 shares; Mr. King, 104 shares; Mr. Moss, 500 shares; and Mr. Toeniskoetter, 396 shares.

Expense Reimbursement Policies

Under the Corporation’s Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or Committee meetings of SJW Corp., San Jose Water Company, SJW Land Company, or SJWTX Water, Inc. as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. A copy of the Amended and Restated Director Compensation and Expense Reimbursement Policies is attached as Exhibit 10.1 to the Form 8-K filed on July 31, 2006.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the eight nominees listed on page 3.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation’s independent registered public accounting firm (the “independent accountants”) for fiscal year 2007. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation’s independent accountants for fiscal year 2007. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.

Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Independent Accountants’ Fees and Services

The following table sets forth the approximate aggregate fees billed to the Corporation during fiscal years 2005 and 2006:

	2006	2005
Audit Fees(1)	$618,000	$639,000
Audit-Related Fees(2)	$3,300	$19,500
Tax Fees(3)	$5,000	$14,000
All Other Fees(4)	-0-	-0-

(1)          Audit Fees: This category consists of the fees for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)          Audit-Related Fees: This category consists of assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under “Audit Fees.” All audit-related fees were pre-approved by the Audit Committee.

(3)          Tax Fees: This category consists of professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include tax return preparation and technical advice.

(4)          All Other Fees: This category consists of fees not covered by “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” All other fees were pre-approved by the Audit Committee.

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.

The Audit Committee has adopted a pre-approval policy regarding the rendering of audit and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Non-audit services are pre-approved by the Audit Committee when necessary. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by

KPMG LLP subject to disclosure to and affirmation by the Audit Committee of such pre-approvals when the Audit Committee next convenes a meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.’s independent accountants for fiscal year 2007.

OWNERSHIP OF SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2006, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 31, 2007, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, and the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s two other most highly compensated executive officers named in the Summary Compensation Table below (the “named executive officers”), and all directors and executive officers of SJW Corp. and its subsidiaries as a group and beneficial owners of 5% or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. Except for shares of common stock held in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts, none of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors:
Mark L. Cali(1)	34,908	*
J. Philip DiNapoli(2)	3,600	*
Drew Gibson(3)	11,400	*
Douglas R. King(4)	4,500	*
George E. Moss(5)(6)	3,053,930	16.7%
W. Richard Roth, President and Chief Executive Officer(7)	103,420	*
Charles J. Toeniskoetter(8)	1,800	*
Frederick R. Ulrich, Jr.(9)	2,836	*
Robert A. Van Valer(10)	10,000	*
Officers not listed above:
Angela Yip, Chief Financial Officer and Treasurer(11)	6,850	*
George J. Belhumeur, Senior Vice President of Operations(12)	10,257	*
R. Scott Yoo, Chief Operating Officer(13)	8,155	*
All directors and executive officers as a group (12 individuals)(14)	3,251,656	17.7%
Beneficial owners of 5% or more not listed above:
Nancy O. Moss(6)(15)	3,053,930	16.7%
Roscoe Moss, Jr.(16) 4360 Worth Street, Los Angeles, CA 90063	2,137,868	11.7%
Mario J. Gabelli(17) One Corporate Center, Rye, NY 10580	1,191,600	6.5%

*                    Represents less than 1% of the outstanding shares of SJW Corp.’s common stock.

(1)          Includes (i) 11,658 shares of Common Stock held by the Mark Cali Revocable Trust, (ii) 21,000 shares of Common Stock held by Nina Negranti, Mr. Cali’s spouse, as trustee of the Nina Negranti Revocable Trust, (iii) 1,200 shares of Common Stock held by Nina Negranti’s IRA, and (iv) an aggregate of 1,050 shares of Common Stock held by Mr. Cali’s children.

(2)          Includes (i) 3,000 shares of Common Stock under a Keogh Plan and (ii) 600 shares of Common Stock held by a revocable trust of which Mr. DiNapoli and his spouse are trustees and beneficiaries.

(3)          Includes (i) an aggregate of 10,400 shares of Common Stock held by Mr. Gibson’s Separate Property Trusts, (ii) 800 shares of Common Stock held under Mr. Gibson’s IRA account, (iii) 100 shares of Common Stock held by Kay Gibson’s, Mr. Gibson’s spouse, IRA for which Mr. Gibson has shared voting and investment powers, and (iv) 100 shares of Common Stock held by the Gibson Family Foundation Scholarship.

(4)          Includes 4,500 shares of Common Stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees.

(5)          Includes (i) 1,131,226 shares of Common Stock held by the George Edward Moss Trust, (ii) 794,834 shares of Common Stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership, and (iii) 1,127,870 shares of Common Stock held by the Nancy O. Moss Trust for which George Moss disclaims beneficial ownership.

(6)          The address for George E. Moss and Nancy O. Moss is 4360 Worth Street, Los Angeles, California 90063.

(7)          Includes (i) 82,871 shares of Common Stock subject to options which were exercisable as of January 31, 2007 or which will become exercisable within 60 days thereafter, (ii) 2,249 shares of Common Stock and (iii) 18,300 shares of Common Stock held by a trust for which Mr. Roth is trustee.

(8)          Includes (i) 600 shares of Common Stock held by a Family Trust and (ii) 1,200 shares of Common Stock held by a Profit Sharing Plan. Mr. Toeniskoetter has shared voting and investment powers with respect to such 1,200 shares.

(9)          Includes 2,836 shares of Common Stock held by the Ulrich Family Trust dated 07/06/2000. Mr. Ulrich is a trustee of the Ulrich Family Trust.

(10) Includes 10,000 shares of Common Stock.

(11) Includes (i) 2,934 shares of Common Stock and (ii) 3,916 shares of Common Stock subject to options which were exercisable as of January 31, 2007 or which will become exercisable within 60 days thereafter.

(12) Includes (i) 301 shares of Common Stock, (ii) 5,508 shares of Common Stock held under an IRA account, and (iii) 4,448 shares of Common Stock subject to options which were exercisable as of January 31, 2007 or which will become exercisable within 60 days thereafter.

(13) Includes (i) 207 shares of Common Stock and (ii) 7,948 shares of Common Stock subject to options which were exercisable as of January 31, 2007 or which will become exercisable within 60 days thereafter.

(14) Includes 99,183 shares of Common Stock subject to options which were exercisable as of January 31, 2007 or which will become exercisable within 60 days thereafter.

(15) Includes (i) 1,127,870 shares of Common Stock held by the Nancy O. Moss Trust, (ii) 794,834 shares of Common Stock held by the John Kimberly Moss Trust for which Nancy Moss disclaims beneficial ownership, and (iii) 1,131,226 shares of Common Stock held by the George Edward Moss Trust for which Nancy Moss disclaims beneficial ownership.

(16) Pursuant to Amendment No. 3 to Schedule 13D filed with the SEC on May 10, 2005, by Roscoe Moss Jr. According to this Schedule 13D, Roscoe Moss Jr., as trustee of the Roscoe Moss Jr. Revocable Trust UA 03/24/82, has sole power to vote and dispose of the shares.

(17) Pursuant to Amendment No. 7 to Schedule 13D filed with the SEC on November 7, 2006, by Mario J. Gabelli and the various entities he directly or indirectly controls or for which he acts as Chief Investment Officer (the “Gabelli Reporting Persons”). According to this Schedule 13D, the Gabelli Reporting Persons had sole voting power and sole dispositive power over 1,191,600 shares of Common Stock, except that the Gabelli Reporting Persons did not have authority to vote 64,400 shares of the 1,191,600 shares beneficially owned.

In addition to the ownership of the shares and options reported in the above table, as of January 31, 2007, the following directors and named executive officers held deferred stock awards covering shares of the Corporation’s common stock as follows:

Name	Number of Shares
Directors:
Mark L. Cali	20,582	(1)
J. Philip DiNapoli	27,251	(1)
Drew Gibson	28,721	(1)
Douglas R. King	7,081	(1)
George E. Moss	25,986	(1)
W. Richard Roth, President and Chief Executive Officer	131,612	(2)
Charles J. Toeniskoetter	20,582	(1)
Frederick R. Ulrich, Jr.	0	(1)
Robert A. Van Valer	2,065	(1)
Officers not listed above:
Angela Yip, Chief Financial Officer and Treasurer	1,992	(3)
George J. Belhumeur, Senior Vice President of Operations	993	(3)
R. Scott Yoo, Chief Operating Officer	2,983	(3)

(1)          The shares of the Corporation’s Common Stock issuable pursuant to these deferred stock awards may be subject in whole or in part to a vesting schedule tied to the individual’s continued service as a member of the Corporation’s Board of Directors and will be distributed as actual shares of the Corporation’s common stock following the individual’s cessation of such Board service.

(2)          Includes 124,612 shares of the Corporation’s Common Stock issuable pursuant to deferred stock awards which are subject to vesting schedules described below under Footnote 3 to this table. Also includes performance-based restricted stock units covering 7,000 shares of Common Stock granted to Mr. Roth under the Corporation’s Long-Term Incentive Plan on January 25, 2007. Each unit will entitle Mr. Roth to receive one share of the Corporation’s Common Stock when that unit vests. If the performance objective measured over the three-year period beginning January 1, 2007 is attained, the 7,000 underlying shares of Common Stock will be issued to Mr. Roth in January 2010. Such units will be automatically converted into service-vesting units upon certain changes in control prior to the completion of the performance period. In addition, the units will vest in full on an accelerated basis upon Mr. Roth’s termination of employment with the Corporation under certain prescribed circumstances.

(3)          The shares of the Corporation’s Common Stock issuable pursuant to these deferred stock awards are subject to vesting schedules tied to the individual’s continued service with the Corporation or its affiliated companies. The shares which vest under each such award will be distributed either incrementally as they vest or in a lump sum or installment distribution following the individual’s termination of service or the completion of any other designated deferral period.

For further information concerning the deferred stock awards, please see the following sections of this proxy statement: “Compensation of Directors” and “Executive Compensation and Related Information — Summary Compensation Table and Grants of Plan-Based Awards.”

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying the Corporation’s compensation policies and decisions and the principal elements of compensation paid to its executive officers during the 2006 fiscal year. The Corporation’s Chief Executive Officer (the “CEO”), Chief Financial Officer and the other executive officers included in the Summary Compensation Table below will be referred to as the “named executive officers” for purposes of this discussion.

Compensation Objectives and Philosophy

The Executive Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation’s executive officers and other key employees. As part of such process, the Committee seeks to accomplish the following objectives with respect to the Corporation’s executive compensation programs:

•       Motivate, recruit and retain executives capable of meeting the Corporation’s strategic objectives;

•       Provide incentives to ensure superior executive performance and successful financial results for the Corporation; and

•       Align the interests of executives with the long-term interests of shareholders.

The Committee seeks to achieve these objectives by:

•       Establishing a compensation structure that is both market competitive and internally fair;

•       Linking a substantial portion of compensation to the Corporation’s achievement of financial objectives and the individual’s contribution to the attainment of those objectives;

•       Providing risk for underachievement and upward leverage for overachievement of goals; and

•       Providing long-term equity-based incentives and encouraging direct share ownership by executives.

The Executive Compensation Committee is not authorized to delegate any of its authority with respect to executive officer compensation. However, it is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for the Corporation’s executive officers and other key employees.

Setting Executive Compensation

It is the Committee’s objective to target the total annual compensation of each executive officer at a level between the 50th and 75th percentiles for comparable positions at the competitive peer group companies. However, in determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent company and individual performance and the achievement of certain operational and qualitative goals identified in the Corporation’s strategic plan, the recoverability of such compensation under the regulated rate structure, the compensation paid by other similarly situated companies, the CEO’s recommendations, cost of living in the San Francisco Bay Area, tenure and internal pay equity. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Corporation’s financial performance.

In 2006, the Committee engaged Frederic W. Cook & Co., Inc. (“FWC”), a nationally recognized compensation consulting firm, to provide competitive compensation data and general advice on the Corporation’s compensation programs and policies for executive officers and non-employee Board members. The Committee informed the consulting firm of the compensation objectives outlined herein. During 2006, FWC performed a market analysis of the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies and provided the Committee with recommended compensation ranges based on the competitive data. In addition, the CEO provided the Committee with a detailed review of the performance of the other executive officers and made recommendations to the Committee with respect to the compensation packages for those officers for the 2006 fiscal year.

The peer group used for competitive comparisons in 2006 reflects companies with which the Corporation competes for talent and consisted of the following companies: American States Water Co., Aqua America Inc., Artesian Resources Corp., California Water Service Group, Cascade Natural Gas Corp., Central Vermont Public Service Corp., CH Energy Group Inc., Chesapeake Utilities Corp., Connecticut Water Service Inc., Empire District Electric Co., EnergySouth Inc., Green Mountain Energy Co., Northwest Natural Gas Co., MGE Energy Inc., Middlesex Water, Otter Tail Corp., SEMCO Energy Inc., South Jersey Industries Inc., Southwest Water Co., and Unitil Corp. A secondary group of utility companies was also examined by the Committee to provide an additional perspective with respect to executive compensation levels at companies in other regulated industries.

Components of Compensation

For the 2006 fiscal year, the Corporation’s executive compensation program included the following components:

•       Base salary

•       Annual short-term cash incentives

•       Long-term equity incentive awards

•       Retirement benefits

•       Special benefits and perquisites, and

•       Change in control and other severance agreements

Base Salary

In General – It is the Committee’s objective to set a competitive rate of annual base salary for each executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with FWC to establish salary bands for the executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each executive officer is then derived from those salary bands based on his or her responsibility, tenure and past performance and market comparability. For the 2006 fiscal year, this process, together with the Committee’s recognition of the high cost of living in the San Francisco Bay Area, resulted in the Committee’s setting the base salaries of the executive officers at approximately the 75th percentile of the competitive base salary amounts paid by the peer group companies.

Changes for Fiscal Year 2007 – For the 2007 fiscal year, each named executive officer’s salary was increased by approximately 3.5% to cover cost of living increases based on the Bay Area consumer price index. No other adjustments were made. The table below shows annual 2006 and 2007 base salary rates for each named executive officer:

Name	Title	2006 Salary	2007 Salary	% Increase
W. Richard Roth	President and CEO	$425,000	$440,000	3.5%
R. Scott Yoo	COO	$280,000	$290,000	3.6%
Angela Yip	SVP and CFO	$270,000	$280,000	3.7%
George J. Belhumeur	SVP of Operations	$270,000	$280,000	3.7%

Annual Bonuses

In General – As part of their compensation package, the Corporation’s executive officers have the opportunity to earn annual cash incentive awards. Cash awards are designed to reward superior executive performance while reinforcing the Corporation’s short-term strategic operating goals. Each year, the Committee establishes a target award for each named executive officer based on either a percentage of base salary or a specific dollar amount. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. It is the Committee’s intention to target annual incentive awards at the median of similar opportunities offered by the peer group companies.

Fiscal 2006 Performance Measures and Payouts – Target awards for 2006 ranged from 15% to 25% of base salary for the named executive officers and were payable based on the Committee’s subjective review of both company and individual performance. Company performance goals included achievement of San Jose Water Company’s authorized return on equity (“ROE”) for 2006 as approved by the California Public Utilities Commission which was 9.9%, and the successful acquisition and integration of the water systems of Canyon Lake Water Service Company and Redwood Mutual Water Company. Individual performance goals included certain other operational and qualitative goals relevant to the Corporation’s strategic plan, including the completion of $40 million in capital improvement projects, the timely procurement of regulatory approval of the 2007 to 2009 water rates and implementation of such new rates, the sale of the assets of Crystal Choice Water Service LCC, and the achievement of key reliability, service and efficiency indicators.

In January 2007, the Committee, on the basis of its assessment of the Corporation’s financial results for the 2006 fiscal year and the individual performance of each named executive officer for that year, awarded annual bonuses at 150% of target for the CEO, and 100% of target for the other named executive officers. These amounts represented the maximum bonus opportunity for each named executive officer.

The table below details fiscal 2006 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2006 Actual Bonus ($)	2006 Actual Bonus (% Salary)
W. Richard Roth	President and CEO	$106,250	25%	$159,375	37.5%
R. Scott Yoo	COO	$50,000	18%	$50,000	18%
Angela Yip	SVP and CFO	$40,000	15%	$40,000	15%
George J. Belhumeur	SVP of Operations	$40,000	15%	$40,000	15%

Change for Fiscal Year 2007 – Beginning with fiscal year 2007, bonus awards, if any, will be based on achievement of pre-established Corporation objectives and individual goals for each executive officer and, for executive officer’s other than the CEO, a subjective review of that individual’s performance. The established goals and objectives will generally have threshold, target, and maximum levels of performance, with corresponding increasing payouts for each level of achievement. Corporate performance targets may include such measures as annual EPS growth, annual dividend growth, and other strategic plan metrics. Individual performance targets may include operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified and documented at the beginning of each fiscal year. It is the Committee’s intention to base a greater percentage of the annual award payout on Corporate as opposed to individual performance for higher level executives, with 100% of the CEO’s annual bonus tied to the attainment of corporate performance objectives.

For the 2007 fiscal year awards, the potential payout may range from 0–150% of target. However, the Committee will have the discretion to increase the award for any executive officer other than the CEO by up to an additional 50% of the target amount for that executive based on the CEO’s recommendation for exceptional performance.

The dollar amount of the 2007 annual bonus target for each executive officer remained at the same level in effect for that individual for the 2006 fiscal year, with the exception of the CEO (whose target annual bonus is contractually set at 25% of salary under his employment agreement). Mr. Roth’s 2007 performance goals include certain financial and operational goals identified in the Corporation’s strategic plan, including the achievement of competitive stock valuation and dividend growth, compliance with environmental and economic regulatory requirements, and achievement of key reliability, service and efficiency indicators. The other named executive officers’ 2007 performance goals will be established prior to the end of the 2007 first quarter. The table below shows the dollar amount of the 2006 and 2007 annual target bonus for each named executive officer, together with percentage of base salary represented by that target:

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2007 Target Bonus ($)	2007 Target Bonus (% Salary)
W. Richard Roth	President and CEO	$106,250	25%	$110,000	25%
R. Scott Yoo	COO	$50,000	18%	$50,000	17%
Angela Yip	SVP and CFO	$40,000	15%	$40,000	14%
George J. Belhumeur	SVP of Operations	$40,000	15%	$40,000	14%

Long-Term Incentive Equity Awards

In General – A significant portion of each senior executive’s compensation is provided in the form of long-term incentive equity awards under the Corporation’s Long-Term Incentive Plan (“LTIP”). It is the

Committee’s belief that properly structured equity awards are an effective method of aligning the long-term interests of senior management with those of the Corporation’s shareholders.

The Committee establishes long-term incentive grant guidelines for eligible executive officers each year based on competitive annual grant data provided by FWC. Such data is determined by FWC using the Shareholder-Value Transfer method (“SVT”). With that approach, a competitive company wide long-term incentive grant value pool is established as a percentage of market capitalization and then competitive individual allocations are estimated based on the individual’s executive position with the Corporation. The Committee then establishes individual target awards by approximating a median and 75th percentile company SVT rate and utilizing market competitive allocations among all eligible officers. Actual grants are determined from this guideline based on individual performance, competitive total compensation amounts, internal equity pay considerations, and the potential impact on shareholder dilution and FAS 123(R) compensation expense.

Beginning with the 2006 fiscal year awards made in December 2006, the Committee will follow a grant practice of tying equity awards to its annual year-end review of individual performance and its assessment of company performance. Accordingly, it is expected that any equity awards to the executive officers will be made on an annual basis during the last month of each fiscal year or the first month of the succeeding fiscal year. The Committee does not have any policy or practice of timing such awards to the release of the Corporation’s financial results, but rather will effect such awards as an integral part of its annual performance review of the executive officers.

It is the Committee’s belief that restricted stock units (“RSUs”) awards are essential to the retention of the executive officer, crucial to the long-term financial successes of the Corporation and will help to advance the share ownership guidelines the Committee has established for the executive officers. The RSUs have vesting schedules which provide a meaningful incentive for the executive officer to remain in the Corporation’s service. These equity awards also serve as an important vehicle to achieve the Committee’s objective of aligning management and shareholder interests. Equity awards in the form of RSUs promote all of these objectives in a manner which is less dilutive to the shareholders than traditional option grants and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers.

Fiscal Year 2006 Awards – In the 2006 fiscal year, equity grants to senior executives were solely in the form of RSUs. Each unit entitles the recipient to receive one share of the Corporation’s common stock upon vesting or upon a designated date or event following such vesting. The RSUs granted to Mr. Roth in January 2006 include dividend equivalent rights under which the accumulated amounts will vest and be paid out in cash as the shares underlying the units vest and are issued. The RSUs granted to the other named executive officers in December 2006 do not include dividend equivalent rights.

The CEO and the other named executive officers also have outstanding dividend equivalent rights with respect to stock option grants made to them in prior fiscal years. Under those agreements, the executive officers are entitled to dividend equivalent credits with respect to the underlying option shares for up to a four-year period measured from the grant date of each applicable option. The CEO also has similar dividend equivalent rights with respect to deferred stock units originally awarded to him in 2003 as part of his employment agreement. Each of these various dividend equivalent rights has a compounding effect in that the dividend equivalents credited to the executive officer are subsequently converted into phantom shares of common stock at the end of each fiscal year, and dividend equivalents are in turn paid on those phantom shares.

The CEO received an RSU award in January 2006 covering 14,000 shares of common stock, and each of the other named officers received an RSU award in December 2006 in accordance with the policy summarized above. All of the RSU awards vest in four equal annual installments over the four-year period of service measured from the award date, subject to accelerated vesting upon a change in control of the Corporation or termination of employment under certain circumstances.

Fiscal Year 2007 Awards – On January 25, 2007, the Committee granted the CEO an RSU award (the “Service RSUs”) covering 14,000 shares of common stock. The Service RSUs will vest in three successive equal annual installments upon the CEO’s completion of each of year of service with the Corporation over the three-year period measured from the date of grant. Half of the shares subject to the Service RSUs will be issued as they vest. The remaining vested shares will be deferred until the earlier of the CEO’s termination of employment or a change in control, subject to any required holdback under applicable law. Such RSUs include certain dividend equivalent rights.

The CEO also received an RSU award for an additional 7,000 shares at the same time the Service RSUs were awarded. The additional RSU award is performance-based and will vest if the Corporation achieves an annualized total shareholder return of eight percent over the three-year period from January 1, 2007 until December 31, 2009, provided the CEO remains in employment through such date. However, the award is subject to accelerated vesting in the event the CEO’s employment is terminated under certain circumstances and will convert into a service-only vesting award should a change in control of the Corporation occur during the three-year performance period. Such RSU does not include dividend equivalent rights.

Executive Benefits and Perquisites

In General – The executive officers are provided with certain market competitive benefits and perquisites. It is the Committee’s belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are typical of those provided by companies in the utility industry and by other companies with which the Corporation competes for executive talent.

Retirement Benefits – Executive officers are eligible to receive retirement benefits under the Retirement Plan of San Jose Water Company, a tax-qualified defined benefit plan covering a broad spectrum of the company’s employees, and the Executive Supplemental Retirement Plan (“SERP”), an unfunded non-qualified plan in which only senior officers and other designated members of management may participate. A description of these plans and the benefits payable to each named executive officer upon retirement are set forth below in the “Pension Benefits” table and the accompanying narrative.

Executive officers are also eligible to participate in the Salary Deferral Plan of San Jose Water Company, a tax-qualified 401(k) defined contribution plan. The Corporation matches up to four percent of each participant’s contributions, within statutory IRS limits. The plan is open to all employees and officers upon the same terms and conditions.

The executive officers and certain other highly compensated employees may also participate in the San Jose Water Company Special Deferral Election Plan pursuant to which eligible participants may defer receipt of salary and bonus payments. The deferred amounts are credited with a fixed rate of interest equal to the lesser of the current 30-year long-term cost of borrowing funds to San Jose Water Company, as measured at the start of each fiscal year, or 120% of the long-term Applicable Federal Rate (“AFR”) determined at the start of the fiscal year and based on semi-annual compounding. For 2006, there was no cap at the 120% AFR level, and for that reason part of the credited interest for such year was considered above-market, because it exceeded 120% of the AFR. A description of the plan and the amounts deferred thereunder are set forth in the “Non-Qualified Deferred Compensation” table and the accompanying narrative.

Other Benefits and Perquisites – All administrative employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives with (i) vehicles for use on company business and personal commutes and (ii) club memberships. The Corporation also holds season tickets to sporting and cultural events in the CEO’s name, which the CEO, executive officers and other company personnel may use in connection with business related activities. In 2006, the Corporation also paid for air travel costs for the CEO’s spouse to accompany him on a business related trip. The Corporation does not provide tax gross-ups for any imputed income in connection with providing these benefits and perquisites.

Executive Severance Plan and CEO Employment Agreement

Executive Severance Plan – The Corporation has implemented an Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits in the event their employment terminates under certain defined circumstances within 24 months after a change in control of the Corporation. Such benefits will only be triggered during that 24-month period if their employment is terminated by the Corporation other than for cause or they resign in connection with a material reduction in their duties or responsibilities, a decrease in their compensation or a relocation of their principal place of employment.

The principal features of the Executive Severance Plan are summarized below in the section of the proxy statement entitled “Employment Agreements, Termination of Employment, and Change in Control Agreement.” It is the Committee’s belief that the severance benefits provided under such plan, including any tax gross-up payment to cover parachute payment taxes under Internal Revenue Code Section 4999, have been set at a fair and reasonable level based on the years of service the named executive officers have rendered the Corporation and the dedication and commitment to the Corporation each of them has shown over those years. Mr. Roth has been with the Corporation for over 16 years, and the length of service of each of the other named executive officers is in excess of 20 years.

It is the Committee’s understanding that the benefits provided under the Executive Severance Plan are representative of the severance benefits payable to long-tenured executive officers in the utilities industry and reflect the fact that the Corporation’s named executive officers do not have a significant equity interest in the Corporation which would provide them with a substantial return upon a change in control transaction. The Executive Severance Plan has been designed to provide a level of financial security to the executive officers which will assure their continued attention and commitment to the strategic business objectives of the Corporation, even in change in control situations where their continued employment may be at risk. It is the Committee’s belief such financial protection for the executive officers is necessary in connection with a change in control transaction in order to eliminate any potential financial conflicts the executive officers may have while evaluating the merits of a potential transaction.

CEO Employment Agreement – The Corporation has an existing employment agreement with the CEO with an initial four-year term measured from the January 1, 2003 effective date. The principal terms of the employment agreement are also summarized in the section of the proxy statement entitled “Employment Agreements, Termination of Employment and Change in Control Agreement.” Pursuant to this agreement, Mr. Roth will become entitled to severance benefits comparable to those payable under the Executive Severance Plan, should his employment terminate under certain defined circumstances in the absence of a change in control. The Committee believes that such protections for CEOs are typical for the industry and competitive with the market.

Executive Share Ownership Guidelines

In General – In 2006, the Committee established a policy requiring executive officers to achieve specific share ownership guidelines within five years of the adoption of the policy. The Committee believes that such a policy is consistent with its philosophy of encouraging executive stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers will be required to own shares having value equal to two times annual base salary for the CEO and one time annual base salary for the other senior executive officers (including the named executive officers). Shares owned outright, shares underlying vested or unvested restricted stock units, and shares underlying deferred stock units resulting from voluntary deferrals of cash compensation all count towards the guideline. Until the guideline is met, each executive is required to hold any shares issued upon the vesting of restricted stock units (net of any shares withheld or sold to cover taxes).

IRC Section 162(m) Compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation, paid to the CEO and the four other highest paid executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation’s Long-Term Incentive Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. Other awards made under that Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation’s financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2006 fiscal year, the total amount of compensation paid by the Corporation (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation. In future years, it is possible that the total amount of compensation paid by the Corporation will not be entirely deductible.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the year ended December 31, 2006 by the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s two other most highly compensated executive officers whose total compensation for the 2006 year was in excess of $100,000 and who were serving as executive officers at the end of the 2006 fiscal year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2006 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. Richard Roth,	2006	$425,000	$159,375	$81,139	$89,660	—	$532,883	$23,000	$1,311,057
President and Chief Executive Officer of SJW Corp.
George J. Belhumeur,	2006	$270,000	$40,000	—	$5,152	—	$294,369	$17,219	$626,740
Senior Vice President of Operations of San Jose Water Company
Angela Yip,	2006	$270,000	$40,000	—	$5,152	—	$110,043	$16,187	$441,382
Chief Financial Officer and Treasurer of SJW Corp.
R. Scott Yoo,	2006	$280,000	$50,000	—	$23,736	—	$216,957	$18,434	$589,127
Chief Operating Officer of San Jose Water Company

(1)             Includes amounts deferred under the Corporation’s Special Deferral Election Plan, a non-qualified deferred compensation plan for the Corporation’s officers and other select management personnel, and San Jose Water Company’s Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)             Represents compensation expense recognized in 2006 in accordance with FAS 123(R) relating to outstanding option awards and other stock awards. For further information concerning the FAS 123(R) valuation assumptions, please see Note 12, to the Corporation’s consolidated financial statements included in its annual reports on Form 10-K for the 2006 and 2005 fiscal years.

(3)             Consists of the following amounts for each of the named executive officers: (i) above market earnings on deferred compensation under the non-qualified Special Deferral Election Plan to the extent the fixed interest rate of 5.85% for the 2006 fiscal year exceeded the applicable federal rate of 5.62% for 2006 and (ii) the increase in the actuarial present value of the named executive officer’s accumulated retirement benefits recorded for the 2006 fiscal year:

Description	W. Richard Roth	George J. Belhumeur	Angela Yip	R. Scott Yoo
Above Market Earnings (i)	$948	$97	$186	$134
Increase in Actuarial Present Value of Pension (ii)	$531,935	$294,272	$109,857	$216,823
Total	$532,883	$294,369	$110,043	$216,957

(4)             Consists of the following amounts for each of the named executive officers: (i) spousal travel expenses, (ii) personal use of tickets to sporting events, (iii) club memberships, (iv) personal use of company car, and (v) 401(k) employer match:

Description	W. Richard Roth	George J. Belhumeur	Angela Yip	R. Scott Yoo
Spousal Travel Expenses	$2,192	—	—	—
Personal Use of Tickets to Sporting Events	$337	—	—	—
Club Memberships	$5,504	$1,158	$924	$1,140
Personal Use of Company Vehicle	$8,121	$7,789	$6,678	$8,694
401(k) Employer Match	$6,846	$8,272	$8,585	$8,600
Total	$23,000	$17,219	$16,187	$18,434

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2006 fiscal year under a compensation plan. During the 2006 fiscal year, there were no non-equity incentive plan awards or equity incentive plan awards made to the named executive officers.

Name	Grant Date	Authorization		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value(4)
(a)	(b)	(b1)		(i)		(j)	(k)	(l)
W. Richard Roth	1-30-2006	1-30-2006		14,000	(2)	—	—	$354,060
George J. Belhumeur	12-29-2006	12-7-2006	(1)	516	(3)	—	—	$20,000
Angela Yip	12-29-2006	12-7-2006	(1)	1,548	(3)	—	—	$60,000
R. Scott Yoo	12-29-2006	12-7-2006	(1)	2,064	(3)	—	—	$80,000

(1)          The award was authorized by the Executive Compensation Committee of the Corporation’s Board of Directors to have an effective date on the last business day of the 2006 fiscal year.

(2)          On January 30, 2006, Mr. Roth was awarded 14,000 restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle Mr. Roth to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon his completion of each year of service with the Corporation over the four-year period measured from the award date. The units will vest in full, and the underlying shares will become immediately issuable, upon an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in full force in effect or replaced with an equivalent cash retention program. The restricted stock units awarded to Mr. Roth have dividend equivalent rights pursuant to which he will be credited with the cash dividends which would have been paid on the shares underlying his restricted stock units had those shares been actually outstanding. The credited dividends will be paid in cash as the shares underlying the restricted stock units vest and are issued. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(3)          In December 2006, Messrs. Belhumeur and Yoo and Ms. Yip were awarded restricted stock units under the Corporation’s Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation’s common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of four successive equal annual installments upon the officer’s completion of each year of service with the Corporation over the four-year period measured from the award date (December 29, 2006). The units will vest in full, and the underlying shares will become immediately issuable, upon an accelerated basis if (i) the officer’s service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for cause, or resigns for good reason, within 24 months after a change in control. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(4)          Represents the FAS 123(R) grant date value of the awards reported in column (i). Such grant date value was determined on the basis of the closing selling price per share of the Corporation’s common stock on the applicable grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
W. Richard
Roth	34,218	(1)	11,406	(1)	—	$ 14.00	4/28/2013	14,000	(5)	$ 542,640	(5)	—	—
	21,285	(2)	21,285	(2)		$ 14.85	1/1/2014	3,798	(6)	$ 147,210	(6)
	8,363	(3)	25,089	(3)		$ 17.63	1/2/2015
George J.
Belhumeur	1,597	(1)	533	(1)	—	$ 14.00	4/28/2013	213	(6)	$ 8,256	(6)	—	—
	1,065	(2)	1,065	(2)		$ 14.85	1/1/2014	516	(7)	$ 20,000	(7)
	627	(3)	1,881	(3)		$ 17.63	1/2/2015
Angela
Yip	1,065	(1)	533	(1)	—	$ 14.00	4/28/2013	206	(6)	$ 7,985	(6)	—	—
	1,065	(2)	1,065	(2)		$ 14.85	1/1/2014	1,548	(7)	$ 60,000	(7)
	627	(3)	1,881	(3)		$ 17.63	1/2/2015
R. Scott
Yoo	1,597	(1)	533	(1)	—	$ 14.00	4/28/2013	544	(6)	$ 21,085	(6)	—	—
	1,065	(2)	1,065	(2)		$ 14.85	1/1/2014	2,064	(7)	$ 80,000	(7)
	627	(3)	1,881	(3)		$ 17.63	1/2/2015
	3,500	(4)	10,500	(4)		$ 27.69	7/27/2015

(1)                Represent Stock Options granted on April 29, 2003 which vest in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, 25% of the shares remained unvested and unexercisable. Those shares will fully vest on April 29, 2007.

(2)                Represent Stock Options granted on January 2, 2004 which vest in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, 50% of the shares remained unvested and unexercisable. The shares will vest in two equal increments on January 2, 2007 and January 2, 2008.

(3)                Represent Stock Options granted on January 3, 2005 which vest in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, 75% of the shares remained unvested and unexercisable. The shares will vest in three equal increments on January 2, 2007, January 2, 2008 and January 3, 2009.

(4)                Represent Stock Options granted on July 28, 2005 which vest in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, 75% of the shares remained unvested and unexercisable. The shares will vest in three equal increments on July 28, 2007, July 28, 2008 and July 28, 2009.

(5)                Restricted Stock Units granted on January 30, 2006. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, none of the units were vested. The reported market value of those units is based on the $38.76 closing selling price of the common stock on December 29, 2006.

(6)                Represents the unvested portion of the deferred shares of the Corporation’s common stock credited to the named executive officer’s account as of December 31, 2006 by reason of dividend equivalent rights under the above-referenced stock option and restricted stock unit awards. The phantom cash dividends which accumulated during the 2006 fiscal year on the shares of the Corporation’s common stock underlying those stock options and restricted stock awards were converted on January 2, 2007 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2006 fiscal year. The reported market value of those additional deferred shares is based on the $38.76 closing selling price of the common stock on December 29, 2006. The additional deferred shares will vest concurrently with the vesting of the underlying stock options and restricted stock unit awards to which they relate, as those vesting schedules are set forth in Footnotes 1 through 5 above.

(7)                Represents Restricted Stock Units granted on December 29, 2006. The underlying shares will vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2006, none of the units were vested. The reported market value of those units is based on the $38.76 closing selling price of the common stock on December 29, 2006.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Corporation’s common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2006, and the number and value of shares of the Corporation’s common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2006. No stock appreciation rights were exercised by the named executive officers during the 2006 fiscal year, and none of those officers held any stock appreciation rights as of December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
W. Richard Roth	—	—	12,974	$ 288,829
George J. Belhumeur	—	—	264	$ 5,492
Angela Yip	—	—	238	$ 4,954
R. Scott Yoo	—	—	375	$ 8,471

(1)          The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)          Represents the vested portion of deferred shares of the Corporation’s common stock credited to the named executive officer’s account by reason of dividend equivalent rights under existing stock option and restricted stock unit awards. These deferred shares vested on one or more occasions during the 2006 fiscal year. The phantom cash dividends which accumulated during the 2006 fiscal year on the shares of the Corporation’s common stock underlying those stock options and restricted stock awards were converted on January 2, 2007 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2006 fiscal year. The reported dollar value of those additional deferred shares is based on the closing selling prices of the common stock on the applicable vesting dates for those shares.

(3)          The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date.

Pension Benefits

The following table sets forth for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer’s accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation’s last completed fiscal year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
W. Richard Roth	San Jose Water Company Retirement Plan	17	$ 428,525	—
	San Jose Water Company Supplemental Executive Retirement Plan	17	$ 1,604,715	—
George J. Belhumeur	San Jose Water Company Retirement Plan	36	$ 1,076,248	—
	San Jose Water Company Supplemental Executive Retirement Plan	36	$ 687,587	—
Angela Yip	San Jose Water Company Retirement Plan	20	$ 525,739	—
	San Jose Water Company Supplemental Executive Retirement Plan	20	$ 296,642	—
R. Scott Yoo	San Jose Water Company Retirement Plan	21	$ 633,757	—
	San Jose Water Company Supplemental Executive Retirement Plan	21	$ 383,562	—

The actuarial and economic assumptions used above to value the pension plan include the RP2000 Mortality Table (1983 GAM used 12/31/05), a 6% discount rate (5.75% for 2005), salary increases at 4% per year, Social Security wage increases at 3.5%, and CPI at 3%. Assumptions are made for pre-retirement withdrawal and early retirement. Similar assumptions are made in valuing the Executive Supplemental Retirement Plan except as customary for such plans there is no assumption for pre-retirement mortality or withdrawal, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 11 to the Corporation’s consolidated financial statements included in its annual report on Form 10-K for the 2006 fiscal year.

The Corporation maintains two defined benefit plans, the San Jose Water Company Retirement Plan, a tax-qualified pension plan (the “Retirement Plan”), and the Executive Supplemental Retirement Plan (the “SERP”) pursuant to which the retirement benefits payable to each named executive officer are determined primarily based on average annual compensation and years of service. Under the Retirement Plan, all employees other than (1) leased employees and (2) non-resident employees receiving no earned income within the United States are eligible for participation in the Plan on the date of their employment.

The Retirement Plan is designed to provide employees with a fixed monthly pension for life following their attainment of the applicable age and service requirements. Under the SERP, any officer of the Corporation becomes eligible for participation on the first day of the month coincident with the day he or she first becomes an officer. The Plan is designed to supplement the retirement income of a designated select group of management and/or highly compensated executives of the Corporation.

SERP Benefit.   The monthly retirement benefit payable to each named executive officer under the SERP at age 65, the plan’s normal retirement age, will be equal to (A) 2.2% of his or her final average compensation multiplied by his or her years of service (not to exceed 20 years) plus (B) 1.6% of such final average compensation multiplied by his or her years of service in excess of 20 years (not to exceed an additional 10 years), up to a total monthly retirement benefit not to exceed 60% of the named executive officer’s final average compensation, less (C) the monthly retirement benefit payable to such individual under the Retirement Plan. For purposes of such calculation, the named executive officer’s final average compensation will be his or her average monthly compensation for the consecutive 36 month period within his or her last 10 years of service with the Corporation for which such average compensation is the highest. An officer’s average monthly compensation is calculated on the basis of his or her salary and annual cash bonus. SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements” for further information.

Mr. Roth’s retirement benefit will not be reduced for commencement prior to age 65, provided he attains age 55 (or is otherwise deemed to attain such age by reason of the additional years credited to him pursuant to the Executive Severance Plan described below in the section below entitled “Employment Agreement, Termination of Employment and Change in Control Arrangements”) prior to his retirement, but no benefits will actually be paid to him prior to his actual attainment of age 55. In computing Mr. Roth’s final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.

Retirement Plan Benefit.   The monthly retirement benefit payable to a named executive officer under the Retirement Plan at age 65, the plan’s normal retirement age, will be equal to 1.6% of his or her average monthly compensation for each year of service completed after January 1, 1978. The Retirement Plan provides a minimum benefit equal to 50% of a participant’s average monthly compensation for the 36 consecutive month period prior to attainment of age 65 for which such compensation is the highest, less 50% of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act (reduced for service of less than 30 years). For purposes of such benefit calculation, a participant’s average monthly compensation is comprised of his or her regular pay, including shift differential, overtime payments, notice pay, bonuses and payment for sick leave, vacation, jury duty, bereavement leave, and other approved time off. However, the Retirement Plan contains a special benefit calculation for each participant whose age and service equals or exceeds 75. The special benefit for such a participant is equal to 60% of his or her average monthly compensation for the consecutive 36 month period prior to attainment of age 65 for which such compensation is the highest, less 50% of his or her employee’s monthly old-age insurance benefit under Section 202 of the Social Security Act (reduced for service of less than 30 years).

All of the named executive officers, except for Angela Yip, are currently eligible to receive early retirement benefits under the Retirement Plan or the SERP in the event they retire. Angela Yip has not yet reached the minimum age requirement to receive early retirement benefits under the Retirement Plan or the SERP. No lump sum payment of accumulated retirement benefits is provided under either plan.

Additional years of credited service may be granted to an executive officer at the time of retirement, on a case-by-case basis pending approval by the Board of Directors. In addition, the executive officers may become entitled to years of service and age credits under the Corporation’s Executive Severance Plan should their employment terminate under certain circumstances. For further information concerning such credits, see the discussion of the Executive Severance Plan in the section below entitled “Employment Agreements, Termination of Employment and Change in Control Arrangements.”

Non-Qualified Deferred Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2006 fiscal year:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
W. Richard Roth	$212,500	—	$24,113	—	$548,046	(3)
George J. Belhumeur	$13,500	—	$2,471	—	$51,525	(4)
Angela Yip	$67,000	—	$4,752	—	$141,222	(5)
R. Scott Yoo	$50,000	—	$3,411	—	$110,872	(6)

(1)          Represents the portion of salary and bonus earned for the 2006 fiscal year and deferred under San Jose Water Company’s Special Deferral Election Plan.

(2)          Includes the amount of above-market rate of interest reported in column (h) of the Summary Compensation Table.

(3)          Includes $212,500 of salary and bonus earned for the 2006 fiscal year and deferred under San Jose Water Company’s Special Deferral Election Plan.

(4)          Includes $13,500 of salary and bonus earned for the 2006 fiscal year and deferred under San Jose Water Company’s Special Deferral Election Plan.

(5)          Includes $67,000 of salary and bonus earned for the 2006 fiscal year and deferred under San Jose Water Company’s Special Deferral Election Plan.

(6)          Includes $50,000 of salary and bonus earned for the 2006 fiscal year and deferred under San Jose Water Company’s Special Deferral Election Plan.

The Special Deferral Election Plan may be summarized as follows:

Special Deferral Election Plan.   In December 2004, San Jose Water Company implemented the Special Deferral Election Plan (the “Deferral Plan”) to provide certain key employees, including each of the named executive officers, with the opportunity to accumulate an additional source of retirement income through the deferral of up to 50% of their base salary each year and up to 100% of their bonus or other incentive compensation each year, beginning with the bonus payable for the 2004 fiscal year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or ten-year period). Distribution events include termination of employment, the expiration of a designated deferral period of at least five years or the occurrence of a change in control, and withdrawals are also permitted in the event of a financial hardship. During the 2005 calendar year, each participant was allowed to designate one or more mutual funds to serve as the measure of the investment return on his or her deferred account balance under the plan. No actual investments were held in the participant’s account, but the account balance was adjusted periodically during the 2005 calendar year to reflect the return that account would have realized had it actually been invested in the designated investment funds. The Deferral Plan was amended following the close of the 2005 calendar year to eliminate those investment options and to provide instead for a fixed rate of interest on the deferred account balances. Accordingly, during the 2006 calendar year, each deferred account balance was credited with interest at the rate of 5.85%, compounded semi-annually, which was equal to the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate was measured as of the start of that year. Commencing with the 2007 calendar year, each deferred account balance will be credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120% of the applicable federal long-term rate, measured as of the start of each calendar year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to the shares of the Corporation’s common stock that may be issued under the Corporation’s existing equity compensation plans.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	400,659	(3)	$6.38	1,640,792(	1)(2)
Equity Compensation Plans Not Approved by Shareholders(4)	N/A		N/A	N/A
Total	400,659	(3)	$6.38	1,640,792(	1)(2)

(1)          Consists of the Corporation’s Long-Term Incentive Plan and Employee Stock Purchase Plan.

(2)          Consists of 1,379,340 shares of common stock available for issuance under the Long-Term Incentive Plan and 261,452 shares of common stock available for issuance under the Employee Stock Purchase Plan.

(3)          The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

(4)          The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Executive Severance Plan.   Officers of SJW Corp. or its subsidiaries who are serving in such capacity at the time of a change in control of the Corporation may become entitled to severance benefits under the Corporation’s Executive Severance Plan if their employment terminates under certain circumstances following such change in control. Accordingly, upon the termination of such officer’s employment within two years after such change in control by the employer for any reason other than good cause (as defined in the Executive Severance Plan) or by such officer for good reason (as defined in such plan) (i) such officer will be entitled to a severance benefit consisting of three years of annual base salary and target bonus, payable in three successive equal annual installments, (ii) his or her outstanding stock options and other equity awards will immediately vest, (iii) he or she will, together with his or her eligible dependents, be provided continued health care coverage at the Corporation’s expense for up to three years, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her retirement benefit under the SERP (the “Enhanced Retirement Benefit”). In addition, if Mr. Roth becomes entitled to a severance benefit under the Severance Plan by reason of a qualifying termination of employment after a change of control, he will be credited with such additional years of service and years of age as are necessary to qualify him for the retirement benefits to which he would otherwise be entitled had he terminated employment after qualifying for early retirement (i.e., the attainment of age 55 and the completion of at least 10 years of service), provided that no retirement benefits will actually be payable to him before his 55th birthday.

In addition, the equity compensation awards made to Mr. Roth contain vesting acceleration provisions pursuant to which those awards will vest in full should his employment be terminated without good cause, or should he resign for good reason, whether or not in connection with a change in control of the Corporation.

If any payment made in connection with a change in control or the subsequent termination of the named executive officer’s employment would be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such payment or benefit will be grossed up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.

The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer’s execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.

In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to retirement benefits under the SERP (including the Enhanced Retirement Benefit) and the Retirement Plan. The present value of the accumulated retirement benefit under those two plans as of the close of the 2006 fiscal year is set forth in the table above in the section entitled “Pension Benefit.”

For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•       a merger, consolidation or other reorganization, unless more than 50% of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation’s stockholders immediately prior to the transaction,

•       certain changes in the composition of the Corporation’s Board of Directors, or

•       the acquisition of the Corporation’s outstanding securities by any person so as to make that person the beneficial owner of securities representing 50% or more of the total combined voting power of the Corporation’s outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive based upon the following assumptions:

(i)    his or her employment terminated on December 31, 2006 under circumstances entitling him or her severance benefits under the Executive Severance Plan;

(ii)   as to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2006 and at a price per share payable to the holders of the Corporation’s common stock in an amount equal to the $38.76 per share, the closing selling price of such common stock on December 29, 2006.

Name	Cash Severance Payment ($)		Present Value of Enhanced Retirement Benefit ($)(3)	Value of Continued Health Care Coverage ($)	Value of Accelerated Option Awards(4)	Value of Accelerated Restricted Stock Awards(4)	Excise Tax Gross-Up ($)(5)
W. Richard Roth	$1,593,750	(1)	$614,043	$43,684	$1,321,467	$542,640	$1,085,189
George J. Belhumeur	$930,000	(2)	—	$22,815	$78,407	$20,000	$407,749
Angela Yip	$930,000	(2)	$263,853	$22,815	$78,407	$60,000	$577,407
R. Scott Yoo	$990,000	(2)	$222,003	$32,283	$194,642	$80,000	$625,582

(1)          Represents three times Mr. Roth’s annual salary of $425,000 plus three times his target bonus of $106,250.

(2)          Represents three times Ms. Yip’s and Mr. Belhumeur’s annual salary of $270,000 plus three times their target bonus of $40,000 and represents three times Mr. Yoo’s annual salary of $280,000 plus three times his target bonus of $50,000.

(3)          The actuarial and economic assumptions used to value the pension plan include the RP2000 Mortality Table (1983 GAM used 12/31/05), a 6% discount rate (5.75% for 2005), salary increases at 4% per year, Social Security wage increases at 3.5%, and CPI at 3%. Assumptions are made for pre-retirement withdrawal and early retirement. Similar assumptions are made in valuing the SERP except as customary for such plans there is no assumption for pre-retirement mortality or withdrawal, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)          To the extent outstanding at the time of a change in control, the unvested option and restricted shares shall automatically accelerate at that time. The reported dollar values of these unvested shares are based on aggregate intrinsic value of common stock on December 29, 2006.

(5)          Calculated based on taxable income of five years (2001 through 2005), using the assumptions of change in control as of December 31, 2006, with a price per share of $38.76, the closing price on December 29, 2006, an effective tax rate of 65.75% (federal, 35%; state, 9.3%; Medicare, 1.45%; and excise tax, 20%) and all outstanding, unvested stock options, restricted shares, deferred stock units becoming vested on the change in control date, except that restricted shares credited pursuant to DERs are paid out at the same time they otherwise would have been payable. The parachute value attributable to unvested stock options is calculated using a Black-Scholes model with inputs: actual exercise price of each option, fair value of $38.76 per share, volatility and expected term calculated as of December 31, 2006, the expected dividend yield of 1.56% as of December 31, 2006, and the risk free rate of 4.7% as of December 31, 2006.

The Corporation has also entered into an agreement with Mr. Roth in connection with his employment as President and Chief Executive Officer of the Corporation. The agreement had an initial three-year term measured from January 1, 2003 but was automatically extended for a series of additional one-year terms, beginning at the end of the second year of the original term. Additional one-year extensions will continue in the future, provided the Corporation does not give notice of non-renewal before November 30 of the then-current year. During the term of the agreement, Mr. Roth will be provided with the following compensation: an initial annual base salary of not less than $400,000 per year, paid health care coverage for himself and his dependents, certain perquisites and an annual bonus of up to 150% of 25% of his annual base salary, payable based upon the Executive Compensation Committee’s evaluation of his achievement of applicable performance goals. The perquisites to which Mr. Roth is entitled include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and a Corporation-paid club membership.

Pursuant to the agreement, Mr. Roth received the following equity awards under the LTIP on April 29, 2003: (i) an option to purchase 45,624 shares of common stock with an exercise price per share equal to the fair market value of the Corporation’s common stock on date of grant and (ii) a deferred restricted stock award covering 83,340 shares (collectively, the “Awards”). The Awards include dividend equivalent rights and are subject to vesting schedules tied to Mr. Roth’s continued service with the Corporation. The option component of the Awards will vest and become exercisable in four successive equal annual installments over the four-year period measured from the grant date, and the deferred restricted stock component vested in a series of 36 successive equal monthly installments over the three-year period measured from January 1, 2003. The phantom cash dividends which accumulate each year pursuant to Mr. Roth’s dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation’s common stock on each date actual dividends were paid on such common stock during the year. Mr. Roth’s annual base salary was increased to (i) $425,000 effective January 1, 2006 and (ii) $440,000 effective January 1, 2007.

If Mr. Roth’s employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance equal to three times the sum of his base salary at the time of termination (or such higher rate as was in effect at any time during the previous twelve months) and his annual bonus for the year of termination (or if higher, the average of his actual annual bonuses for the previous three years), (ii) a prorated annual bonus for the year of termination, and (iii) continued health care coverage at the Corporation’s expense for up to three years following termination. Such benefits are conditioned, however, upon Mr. Roth’s execution of a general release of all employment-related claims against the Corporation.

If Mr. Roth’s employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth’s employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2006, and such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, he would have been entitled to the following payments and benefits:

	Value of 36 Months
	of Continued Health
Cash Severance	Care Coverage
$1,815,623(1)(3)	$43,684	(2)(3)

(1)          Represents the sum of (i) three times the annual rate of base salary of $425,000 in effect for Mr. Roth on December 31, 2006, (ii) three times the average of Mr. Roth’s actual annual bonuses for 2004, 2005 and 2006 of $144,791 and (iii) a pro-rated annual target bonus of $106,250 in effect for Mr. Roth on December 31, 2006.

(2)          Represents 36 months of health benefit coverage at a monthly rate of $1,213.45.

(3)          Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation’s employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

On January 30, 2006, Mr. Roth was awarded restricted stock units covering 14,000 shares of the Corporation’s common stock. The units will vest in a series of four successive equal annual installments upon his completion of each year of service with the Corporation over the four-year period measured from the award date. However, if on December 31, 2006, Mr. Roth’s employment had been terminated by reason of death or disability or had been involuntarily terminated other than for good cause (as defined in Mr. Roth’s employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement), then all of such units would have vested on an accelerated basis for a total value of $542,640. Such accelerated value was based on the $38.76 per share closing selling price of the common stock on December 29, 2006.

In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $2,033,240 as of December 31, 2006.

The outstanding stock options granted to Mr. Roth contain a provision pursuant to which those options may remain outstanding for up to four years if he terminates employment after attainment of age 55 and completion of 10 or more years of service and will continue to vest during that post-employment exercise period.

Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Corporation’s Board of Directors or Executive Compensation Committee. Drew Gibson, Mark L. Cali, Frederick R. Ulrich, Jr., and George E. Moss were the non-employee directors who served on the Executive Compensation Committee during fiscal year 2006. Mr. Moss has a relationship requiring disclosure under Item 404 of Regulation S-K.  For information regarding this relationship please see the discussion below in the section entitled “Certain Relationships and Related Transactions.”

COMMITTEE REPORTS

The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.

Annual Report of the Audit Committee

In connection with the audited financial statements for the period ending December 31, 2006, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received and discussed with the independent accountants the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed the independent accountants’ independence from the Corporation and its subsidiaries. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee
Douglas R. King, Chairperson
J. Philip DiNapoli
Frederick R. Ulrich, Jr.

Annual Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Executive Compensation Committee
Mark L. Cali
Drew Gibson
George E. Moss
Frederick R. Ulrich, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the fall of 2006, San Jose Water Company solicited bids from four contractors to construct four wells. San Jose Water Company received two bids and it selected the contractor with the lowest bid, which had a total project cost of $1,575,172 to drill, develop and install the casings and screens for the four wells. Roscoe Moss Manufacturing Company has supplied well casings and screens to the general contractor for this well project and through January 1, 2007 billed the contractor $397,873.03 for such well casings and screens. Mr. Moss is Vice Chairman of the Board and beneficial owner of 23% of the outstanding stock of Roscoe Moss Manufacturing Company and Mr. Van Valer is the President and the beneficial owner of approximately 5% of the outstanding stock of Roscoe Moss Manufacturing Company. Other members of Mr. Moss’ extended family own 61% of the outstanding stock of Roscoe Moss Manufacturing Company.

The Audit Committee Charter reviews and approves related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation’s Audit Committee Charter. In addition, SJW Corp.’s written “Related Party Transactions Policies” provide that transactions between SJW Corp. or its subsidiaries and an affiliated person are prohibited unless approved by the Audit Committee. An affiliated person is defined as an officer, director, or shareholder with more than 5% of ownership of the Corporation as prescribed in the SEC rules. Detailed documentation is provided to the Audit Committee regarding the transaction for its review and approval. Such policy further provides that when approval for a related party transaction is required between regular Audit Committee Meetings, management may obtain approval through email, telephone communication or written communication with the Audit Committee members and the Audit Chair, and the Audit Committee must ratify such related party transaction at the next Audit Committee Meeting. With respect to the related party transaction involving Roscoe Moss Manufacturing Company described above, the transaction was ratified by the Audit Committee on February 26, 2007, shortly after it was determined by the executive officers of the Corporation that purchase of well casings and screens from Roscoe Moss Manufacturing Company by a contractor of San Jose Water Company was a related party transaction and therefore subject to the approval of the Audit Committee. In addition, in January and May 2006, San Jose Water Company directly purchased products from Roscoe Moss Manufacturing Company with an aggregate price of $5,333, unrelated to the well project described above, and this transaction was ratified by the Audit Committee on January 25, 2007 shortly after the executive officers of the Corporation learned of the purchases.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at next year’s annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 21, 2007 for inclusion in the Corporation’s proxy materials relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2008 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented to the shareholders at the meeting for which the Corporation did not have notice on or prior to February 4, 2008.

FORM 10-K

SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.’S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 374 WEST SANTA CLARA STREET, SAN JOSE, CALIFORNIA 95113, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION’S WEBSITE AT WWW.SJWATER.COM.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

By Order of the Board of Directors
Suzy Papazian
Corporate Secretary/Attorney
San Jose, California
March 9, 2007

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 26, 2007, and the accompanying proxy statement, and appoints Charles J. Toeniskoetter and R. Scott Yoo, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 26, 2007, at 10:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED.  IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER: ___________________         ACCOUNT NUMBER: ________________

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

(continued and to be dated and signed on the reverse side)

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒.

1. Election of Directors				FOR	AGAINST	ABSTAIN

		NOMINEES:	2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Corporation for fiscal year 2007;	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O M.L. Cali O J.P. DiNapoli O D.R. King O G.E. Moss O W.R. Roth O C.J. Toeniskoetter O F.R. Ulrich, Jr. O R.A. Van Valer

3.           Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above.   ☐

Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of				Signature of Shareholder
Shareholder	Date		Date
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.